Exhibit 23.2

                          HARRIS & GILLESPIE CPAS, PLLC
                          CERTIFIED PUBLIC ACCOUNTANT'S
                          3901 STONE WAY N., SUITE 202
                                SEATTLE, WA 98103
                                  206.547.6050


                          REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA's, PLLC, of 3901 Stone Way North, Suite #202, Seattle, WA. 98103, do hereby consent to the use of our reports dated April 14th, 2014 on the financial statements of Artex Corp. as of February 28, 2014 and for the period October 24, 2013 (inception) through February 28, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 22nd day of August, 2014.


/s/ Harris & Gillespie CPA's, PLLC
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